 Exhibit 99.1

Evofem Biosciences Announces Pricing of
Public Offering of Common Stock and Warrants

San Diego, CA, May 22, 2018 - Evofem Biosciences, Inc., (NASDAQ: EVFM) (“Evofem” or the “Company”), a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health, announced today the pricing of an underwritten public offering of up to 8.5 million shares in aggregate of common stock or, in lieu of shares of common stock, pre-funded warrants exercisable for shares of common stock, and accompanying common warrants to purchase an aggregate of 1.7 million shares of common stock.

The shares and pre-funded warrants are being sold at a public offering price of $4.69 per share and $4.68 per pre-funded warrant, respectively. Each share of common stock and pre-funded warrant is being sold together with a common warrant to purchase one-fifth of a share of the Company’s common stock at an exercise price of $7.50 per share. Each common warrant is being issued at a price of $0.01. The common warrants will be exercisable immediately and will expire seven years from the date of issuance.

The gross offering proceeds to Evofem from this offering are expected to be approximately $39.9 million, before deducting underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any warrants. As part of the offering, Evofem granted the underwriters a 30 day option to purchase up to an additional 1,275,000 shares of common stock and/or common warrants to purchase up to an aggregate of 255,000 shares of common stock. All of the shares of common stock and warrants are being offered by Evofem.

RBC Capital Markets LLC and Cantor Fitzgerald & Co. are acting as joint book-running managers for the offering. Oppenheimer & Co. Inc. is acting as lead manager, and Roth Capital Partners is acting as co-manager.
Evofem intends to use the net proceeds from this offering to fund its ongoing Phase 3 clinical trial of Amphora® (L-lactic acid, citric acid, and potassium bitartrate) vaginal gel for the prevention of pregnancy, which is fully enrolled and from which it expects to report top line results in the first quarter of 2019 and the ongoing Phase 2b clinical trial of Amphora for the prevention of urogenital transmission of chlamydia and gonorrhea in women, as well as for general corporate purposes, funding working capital needs and any necessary capital expenditures.

A registration statement on Form S-1 relating to the offering was filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2018 and was declared effective on May 21, 2018. The offering is being made only by means of a prospectus. Evofem’s SEC filings are available to the public from the SEC’s website at www.sec.gov. Copies of the final prospectus relating to the offering may also be obtained, when available, by contacting RBC Capital Markets LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098 or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com, or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor New York, New York 10022 or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Evofem Biosciences
Evofem Biosciences, Inc., (NASDAQ: EVFM) is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. Evofem is leveraging its proprietary Multi-purpose Prevention Technology vaginal gel to develop product candidates for multiple indications, including contraception, the prevention of urogenital transmission of chlamydia and gonorrhea in women, and recurrent bacterial vaginosis.
Forward-Looking Statements
Statements in this press release about the Company’s future expectations, plans and prospects, including the expected closing of the offering, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the Company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the Company’s filings with the SEC, including its most recent Quarterly Report on Form 10-Q filed with the SEC on May 14, 2018, and its Registration Statement on Form S-1 filed with the SEC on May 16, 2018, and include but are not limited to the following: risks and uncertainties associated with market conditions and the Company’s ability to satisfy the closing conditions related to the offering. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Evofem Biosciences’ Contact
Amy Raskopf
Investor Relations
araskopf@evofem.com
858-550-1900 x167

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